EXHIBIT (a)(4)

CREATIVE TECHNOLOGY LTD

IMPLEMENTATION OF FLOW BACK RESTRICTION TO FACILITATE DELISTING FROM NASDAQ

Creative Technology Ltd (“Creative” or the “Company”) had on 29 January 2003 announced its intention to initiate steps that can facilitate the elimination of the Company’s U.S. reporting requirements and the delisting from the Nasdaq National Market (“NASDAQ”). This involved the requirement to reduce the number of holders of its Ordinary Shares resident in the U.S. to less than 300. Creative intends to implement proposals to reduce the number of holders of Creative’s Ordinary Shares resident in the U.S., which include the termination of the electronic transfer of Creative’s Ordinary Shares from the register of The Central Depository (Pte) Limited (“CDP”) in Singapore to accounts with brokers located in the U.S. (the “Flow Back Restriction”).

Presently, Creative’s Ordinary Shares can be moved between the Singapore Exchange Securities Trading Limited (“SGX-ST”) and NASDAQ by electronic transfers through CDP or, in the case of script-based shares, the physical transfers of the shares. The Flow Back Restriction will stop the electronic transfer of Creative’s Ordinary Shares from the register of the CDP in Singapore to accounts with brokers located in the U.S. so that there will not be an increase in the number of shares in the U.S. arising from the electronic movement of shares from Singapore to the U.S. This will ensure that the number of shares in the U.S. can be reduced by the number of shares that may be transferred from the U.S. to CDP. However, the Flow Back Restriction does not prevent the physical transfer of shares from Singapore to the U.S.

The Directors of the Company wish to inform all shareholders that the Flow Back Restriction is expected to commence on 1 June 2003. With effect from the date that the Flow Back Restriction is implemented, CDP will no longer accept any request for the electronic transfer of Creative shares out of CDP. All depository agents should also take note that cross border arrangements for the transfer of Creative shares out of CDP will no longer be permitted from such date.

Creative is currently unable to estimate the timing of the proposed termination of its U.S. reporting obligations or the delisting from NASDAQ. Appropriate announcements will be made in due course.

For and on behalf of Creative Technology Ltd
Ng Keh Long
Company Secretary
25 April 2003

Submitted by [          ], on 26 April 2003 to the SGX